EXHIBIT C

LETTER OF TRANSMITTAL

Regarding

Interests

in

Ramius IDF Master Fund LLC

Tendered Pursuant to the Offer to Purchase
Dated September 29, 2015

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT, AND THIS LETTER OF TRANSMITTAL MUST BE RECEIVED BY THE FUND BY, 12:00 MIDNIGHT, EASTERN TIME, ON OCTOBER 27, 2015, UNLESS THE OFFER IS EXTENDED.

Complete This Letter Of Transmittal And Return Or Deliver To:
UMB Fund Services
2225 Washington Blvd.,
 Suite 300
Ogden, UT 84401

Attn:  Katie Brown, Tender Offer Administrator

For additional information:

Phone:  (801) 866-0523
Fax:     (801) 737-8080

Ramius IDF Master Fund LLC

Ladies and Gentlemen:

The undersigned hereby tenders to Ramius IDF Master Fund LLC (the "Fund"), a closed-end, non-diversified, management investment company organized under the laws of the State of Delaware, the limited liability company interest in the Fund ("Interest" or "Interests" as the context requires) or portion thereof held by the undersigned, described and specified below, on the terms and conditions set forth in the offer to purchase, dated September 29, 2015 ("Offer to Purchase"), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together constitute the "Offer").  THE TENDER AND THIS LETTER OF TRANSMITTAL ARE SUBJECT TO ALL THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, INCLUDING, BUT NOT LIMITED TO, THE ABSOLUTE RIGHT OF THE FUND TO REJECT ANY AND ALL TENDERS DETERMINED BY IT, IN ITS SOLE DISCRETION, NOT TO BE IN THE APPROPRIATE FORM.

The undersigned hereby sells to the Fund the Interest or portion thereof tendered hereby pursuant to the Offer.  The undersigned hereby warrants that the undersigned has full authority to sell the Interest or portion thereof tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it.  Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer.

The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase any of the Interests in the Fund or portions thereof tendered hereby.

A promissory note for the purchase price will be mailed to the undersigned.  The initial payment of the purchase price for the Interest or portion thereof tendered by the undersigned will be made by wire transfer of the funds to an account designated by the undersigned.  The undersigned hereby represents and warrants that the undersigned understands that any payment in the form of marketable securities would be made by means of special arrangement with the tendering member in the sole discretion of the Board of Managers of the Fund.

The promissory note will also reflect the contingent payment portion of the purchase price (the "Contingent Payment"), if any, as described in Section 6 of the Offer to Purchase.  Any Contingent Payment of cash due pursuant to the promissory note will also be made by wire transfer of the funds to the undersigned's account.  The undersigned recognizes that the amount of the purchase price for Interests will be based on the unaudited net asset value of the Fund as of December 31, 2015 or, if the Offer is extended, approximately 65 days after the expiration date of the Offer, as described in Section 7.  The Contingent Payment portion of the purchase price, if any, will be determined upon completion of the audit of the Fund's financial statements which is anticipated to be completed not later than 60 days after March 31, 2016, the Fund's fiscal year end, and will be paid promptly thereafter.

Ramius IDF Master Fund LLC

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned.  Except as stated in Section 5 of the Offer to Purchase, this tender is irrevocable.

Date: ______________

To:	Ramius IDF Master LLC
C/O UMB Fund Services
2225 Washington Blvd., Suite 300
Ogden, UT  84401

The undersigned hereby requests to withdraw the amounts specified below on the next available date (the “Withdrawal Date”) following receipt of this Request for Withdrawal.

Subscriber’s Name/Account:  American General Life Insurance Company of Delaware on Behalf of Separate Account [101/102] Ramius IDF Master Division [fund #]

[   ]  Full Redemption
[   ]  Partial Redemption – Amount in US$  _______________

Date of Redemption:                                            ___/___/____

Subscriber’s Wiring Instructions to which funds are to be transferred:

Bank:                       _____________________________

ABA #:                      _____________________________

For the Account of:  _____________________________

Account #:                _____________________________

Reference:                _____________________________

Subscriber’s Domicile Address: 405 King Street Wilmington, DE 19801 Contact Name Tel: ____________________________ Fax: ____________________________ E-Mail: ____________________________

Subscriber’s Mailing Address:
American General Life Companies
2929 Allen Parkway, Suite A35-50
Houston, TX 77019

Contact Name   Paul Montgomery
Tel:                   713-831-3426
Fax:                  713-831-4622
E-Mail:             Paul.Montgomery@aglife.com
                         valuations@aglife.com

Ramius IDF Master Fund LLC

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE, on behalf of itself and each of the Accounts named above

By:	By:

Name:	Name:
Title:	Title:

Date of Execution:  ______________

Promissory Note

The promissory note reflecting both the initial and contingent payment portion of the purchase price, if applicable, will be mailed directly to the undersigned to the address of the undersigned as maintained in the books and records of the Fund.

C-4